UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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UNITY SOFTWARE INC.

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UNITY SOFTWARE INC.
30 3RD STREET
SAN FRANCISCO, CALIFORNIA 94103
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 17, 2021 AT 10:00 A.M. PACIFIC TIME
Dear Stockholders of Unity Software Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Unity Software Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 17, 2021 at 10:00 a.m. Pacific Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted only via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/U2021. We believe a virtual meeting provides expanded access, improves communication, enables increased stockholder attendance and participation, allows our stockholders, including our many international employees, around the world to attend the Annual Meeting, and provides cost savings for our stockholders and the Company. A complete list of record stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting beginning ten days prior to the meeting. If you would like to view the list, please email us at ir@unity3d.com. In addition, the list of record stockholders will be available during the Annual Meeting for inspection by shareholders of record for any legally valid purpose related to the Annual Meeting at www.virtualshareholdermeeting.com/U2021.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect the three nominees for Class I directors named in the accompanying proxy statement to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified;
2.To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021; and
3.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The record date for the Annual Meeting is April 20, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to Be Held on Thursday, June 17, 2021 at 10:00 a.m. Pacific Time online at www.virtualshareholdermeeting.com/U2021.

The proxy statement and annual report to stockholders
are available at www.proxyvote.com

By Order of the Board of Directors,

/s/ Ruth Ann Keene
Ruth Ann Keene
Senior Vice President, Chief Legal Officer, General Counsel and Corporate Secretary
San Francisco, California
April 28, 2021

All stockholders are cordially invited to attend the Annual Meeting, which will be held virtually via the Internet. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or the internet as instructed in these materials, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i.

UNITY SOFTWARE INC.
PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. PACIFIC TIME ON THURSDAY, JUNE 17, 2021
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
We are providing you with these proxy materials because the Board of Directors of Unity Software Inc. (the “Board”) is soliciting your proxy to vote at Unity's 2021 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements thereof, to be held via a live audio webcast on Thursday, June 17, 2021 at 10:00 a.m. Pacific Time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/U2021 where you will be able to listen to the meeting live, submit questions and vote online.
You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our 2021 Annual Report, are being distributed and made available on or about April 28, 2021. As used in this Proxy Statement, references to “we,” “us,” “our,” “Unity” and the “Company” refer to Unity Software Inc. and its subsidiaries.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We provided some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice. If you received paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to stockholders by signing up to receive all of your future proxy materials electronically.
We intend to mail the Notice on or about April 28, 2021 to all stockholders of record entitled to vote at the annual meeting.
How do I attend the Annual Meeting?
This year's Annual Meeting will be a virtual meeting, which will be conducted entirely online via audio webcast to allow greater participation. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/U2021. If you are a stockholder of record, you will be asked to provide the control number from your Notice. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the instructions from your broker or bank.
The audio webcast of the Annual Meeting will begin promptly at 10:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Pacific Time, and you should allow reasonable time for the check-in procedures.
Will a list of record stockholders as of the record date be available?
A list of our record stockholders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/U2021. In addition, for the ten days prior to the Annual Meeting, the list will be available for examination by any shareholder of record for a legally valid purpose. If you would like to view the list, please email ir@unity3d.com.
Where can we get technical assistance?
If you have difficulty accessing the meeting, please call the phone number listed at www.virtualshareholdermeeting.com/U2021.
For the Annual Meeting, how do we ask questions of management and the Board?
1.

We plan to have a Q&A session at the annual meeting. Questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/U2021. During the live Q&A session of the Annual Meeting, we may answer questions as they come in to the extent relevant to the business of the Annual Meeting and as time permits.
If I miss the Annual Meeting, will there be a copy posted online?
Yes, a replay of the Annual Meeting webcast will be available at our Investor Relations website at investors.unity.com and remain for at least one year.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 20, 2021 will be entitled to vote at the Annual Meeting. On this record date, there were 279,328,287 shares of common stock outstanding and entitled to vote.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the ratification of selection of our independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting. The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee:
Stockholder of Record: Shares Registered in Your Name
If on April 20, 2021 your shares were registered directly in your name with Unity’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/U2021. You will be asked to provide the control number from your Notice. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy.
If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time:
•To vote using the proxy card that may have been delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 16, 2021 to be counted.
•To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 16, 2021 to be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If on April 20, 2021 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. In addition to voting, you are also invited to attend the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank for further information about how to direct your broker or other agent to vote or how to attend the Annual Meeting.
We are holding the Annual Meeting online and providing internet voting to provide expanded access and to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
2.

What matters am I voting on?
There are two matters scheduled for a vote:
•The election of the three nominees for Class I directors named herein to serve until our 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal (“Proposal 1”); and
•Ratification of selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021 (“Proposal 2”).
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 20, 2021.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director and “For” the ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1 is considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matters under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by email, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
3.

Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to Unity Software Inc., Attn: Corporate Secretary at 30 3rd Street, San Francisco, CA 94103. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day one week preceding the date of the Annual Meeting.
•You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank as a nominee or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
With respect to proposals to be included in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2021 to Unity Software Inc., Attn: Ruth Ann Keene, Corporate Secretary, 30 3rd Street, San Francisco, CA 94103.
With respect to proposals (including director nominations) not to be included in next year’s proxy materials pursuant to Rule 14a-8 of the Exchange Act, our Bylaws provide that your proposal must be submitted in writing between February 17, 2022 and March 19, 2022 to Unity Software Inc., Attn: Ruth Ann Keene, Corporate Secretary, 30 3rd Street, San Francisco, CA 94103 and comply with the requirements in our Bylaws and all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, provided, however, that if our 2022 Annual Meeting of Stockholders is held before May 18, 2022 or after July 17, 2022, then the proposal must be received by us no earlier than 120 days prior to such annual meeting and no later than the later of (i) 90 days prior to the date of such meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by us.
You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals, including director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions are not applicable with respect to Proposal 1. Abstentions will have the same effect as “Against” votes for Proposal 2. Broker non-votes on Proposal 1 will have no effect and will not be counted towards the vote total. Proposal 2 is considered a “routine” matter, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on Proposal 2.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposals 1 is considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with that proposal. Proposal 2 is a “routine” matter and therefore broker non-votes are not expected to exist in connection with this proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
4.

Proposal 1: For the election of directors, the three Class I nominees receiving the most “For” votes will be elected. “Withhold” votes, abstentions and broker non-votes will have no effect. Only votes “For” will affect the outcome.
Proposal 2: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021, the proposal must receive “For” votes from the holders of a majority of the voting power of the shares present by remote communication at the meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on this proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the voting power of the outstanding shares of stock entitled to vote are present by remote communication at the meeting or represented by proxy. On the record date, there were 279,328,287 shares outstanding and entitled to vote. Thus, the holders of 139,664,144 shares must be present by remote communication at the meeting or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote by telephone, online or at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of the shares present by remote communication at the meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
5.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board is divided into three classes, designated as Class I, Class II and Class III, each of which has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Our Board presently has eight members. There are three directors in the class whose term of office expires in 2021. Each of the nominees listed below is currently a director who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2024 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our policy is to strongly encourage directors and nominees for director to attend the Annual Meeting. We did not hold an annual meeting of stockholders in 2020.
Directors are elected by a plurality of the votes of the shares present online at meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
Class I Nominees for Election for a Three-year Term Expiring at the 2024 Annual Meeting
Roelof Botha. Mr. Botha, age 47, has served as a member of our Board since September 2009. Since January 2003, Mr. Botha has served in various positions at Sequoia Capital, a venture capital firm, including as a Managing Member of Sequoia Capital Operations, LLC since 2007. From March 2000 to June 2003, Mr. Botha served in various positions at PayPal, Inc., a public online payments company, including as Chief Financial Officer. Mr. Botha currently serves on the boards of directors of Eventbrite, Inc., a global platform for live experiences, Square, Inc., a provider of payment processing and financial and marketing services, MongoDB, Inc., a cross-platform database program, Natera, Inc., a genetic testing company, as well as a number of privately-held companies. Mr. Botha previously served on the board of directors of Xoom Corporation, a payment processing company, from May 2005 until its acquisition by PayPal, Inc. in November 2015. Mr. Botha holds a B.S. in actuarial science, economics and statistics from the University of Cape Town and an M.B.A. from the Stanford University Graduate School of Business.
Mr. Botha was selected to serve on our Board due to his knowledge of the technology industry and experience serving on the boards of directors of public companies.
David Helgason. Mr. Helgason, age 43, co-founded our Company in August 2004. Mr. Helgason served as a member of our board from July 2007 to June 2014, and was reappointed as a director in May 2015. From August 2004 to October 2014, Mr. Helgason served as our President and Chief Executive Officer. Since July 2016, Mr. Helgason has served as a Partner at Nordic Makers General Partners ApS, an early-stage venture capital firm. Mr. Helgason serves on the board of several privately-held companies. Mr. Helgason studied physics, Arabic, and psychology at the University of Copenhagen from 1997 to 2001.
Mr. Helgason was selected to serve on our Board because of his significant knowledge of our company and his experience in the gaming and entertainment industries.
John Riccitiello. Mr. Riccitiello, age 61, has served as our President and Chief Executive Officer since October 2014, as Executive Chairman of our Board since June 2014, and as a member of our Board since November 2013. From April 2007 to February 2013, Mr. Riccitiello served as the Chief Executive Officer for Electronic Arts, Inc., a public video game developer and publisher, where he had previously served as President and Chief Operating Officer from October 1997 to April 2004. From May 2004 to March 2007, Mr. Riccitiello co-founded and served as a Managing Director of Elevation Partners, LLC, a private equity firm. Mr. Riccitiello holds a B.S. in business administration from the Haas School of Business at the University of California, Berkeley.

Mr. Riccitiello was selected to serve on our Board because of the perspective and experience he brings as our President and Chief Executive Officer, as well as his experience in the gaming and entertainment industries.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
6.

Class II Directors Continuing in Office Until the 2022 Annual Meeting
Egon Durban. Mr. Durban, age 47, has served as a member of our Board since June 2017. Mr. Durban joined Silver Lake, a global technology investment firm, in 1999 as a founding principal and has served as the firm’s Co-Chief Executive Officer and Managing Partner since December 2019. He also serves on the board of directors of Twitter, Inc., a social networking service, Dell Technologies Inc., an information technology company, Motorola Solutions, Inc., a multinational telecommunications company, Qualtrics International Inc., a customer experience management company, VMware, Inc., a software company, and several privately-held companies. Mr. Durban also served as a director at Intelsat S.A., a satellite telecommunications company, from 2008 to 2016, at Pivotal Software, Inc., a software and services company, from 2016 until its acquisition in 2019, and at SecureWorks Corp., an information security services company, from 2015 to May 2020. Mr. Durban holds a B.S.B.A in Finance from Georgetown University.
Mr. Durban was selected to serve on our Board because of his significant knowledge of the technology industry and experience as a director of publicly and privately-held technology companies.
Barry Schuler. Mr. Schuler, age 67, has served as a member of our Board since April 2016. In 2006, Mr. Schuler co-founded the Draper Fisher Jurveston Growth Fund, where he currently serves as Managing Director and Partner. From 1995 to 2002, Mr. Schuler held various roles at America Online Inc., a web portal and online service provider, including Chairman and Chief Executive Officer. Mr. Schuler serves on the board of a number of privately-held companies. Mr. Schuler holds a B.A. in psychology from Rutgers University.
Mr. Schuler was selected to serve on our Board due to his knowledge of the technology and entertainment industries, his experience as a chief executive officer and his experience serving on the boards of directors of fast-growing technology companies.
Robynne Sisco. Ms. Sisco, age 55, has served as a member of our Board since July 2017. Since August 2012, Ms. Sisco has held various positions at Workday, Inc., a public human resources and financial management software company, including President since August 2020, Co-President from February 2018 to August 2020, and as Chief Financial Officer since April 2016 and Chief Accounting Officer from August 2012 to April 2016. From June 2009 to August 2012, Ms. Sisco served as Chief Accounting Officer and Corporate Controller at VMware, Inc., a software company. Ms. Sisco also previously served as Senior Vice President and Chief Accounting Officer at VeriSign Inc., and held senior finance positions at Oracle Corporation, Visa Inc., GE Capital, and Ford Motor Company. Ms. Sisco holds a B.A. in economics and accounting from Claremont McKenna College and an M.B.A. in finance from Golden Gate University.
Ms. Sisco was selected to serve on our Board because of her experience working in the software and technology industries and her expertise in finance.
Class III Directors Continuing in Office Until the 2023 Annual Meeting
Mary Schmidt Campbell, Ph.D. Dr. Campbell, age 73, has served as a member of our Board since September 2020. Since August 2015, Dr. Campbell has served as President of Spelman College, a liberal arts college and historically Black college for women. From October 1991 to May 2014, she served in various roles at New York University, a private research university, including as Dean of the Tisch School of the Arts and as Associate Provost for the Arts, and upon her retirement in 2014, she was appointed Dean Emerita. From October 2009 to October 2016, Dr. Campbell served as Vice-Chair of the President’s Committee on the Arts and Humanities, a bi-partisan group of citizens appointed by the President of the United States to advise the Office of the White House on issues regarding arts and the humanities. Prior to her service at NYU, from 1987-1991, she was New York City’s Cultural Affairs Commissioner, under Mayor Edward I. Koch and Mayor David Dinkins. From 1977 to 1987, she served as the director of the Studio Museum in Harlem, developing the first accredited Black fine arts museum in the United States. Dr. Campbell holds a B.A. degree in English literature from Swarthmore College and an M.A. in art history and Ph.D. in humanities from Syracuse University.
Dr. Campbell was selected to serve on our Board because of her expertise in the arts, entertainment and education industries and her leadership experience.
Alyssa Henry. Ms. Henry, age 50, has served as a member of our Board since October 2018. Since May 2014, Ms. Henry has held several roles at Square, Inc., a public financial services and payment processing company, currently Seller Lead. From 2006 to 2014, Ms. Henry served in various positions for Amazon.com Inc., an e-commerce company, including as Vice President of Amazon Web Services Storage Services. Ms. Henry serves as a member of the board of directors of Intel Corporation, a semiconductor and technology company. Ms. Henry holds a B.S. in mathematics and applied science with a specialization in computing from the University of California, Los Angeles.
7.

Ms. Henry was selected to serve on our Board because of her experience working in the software and technology industries and her expertise in computer science, engineering and operations.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
As required under the NYSE listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NYSE listing standards: Mr. Botha, Dr. Campbell, Mr. Durban, Ms. Henry, Mr. Schuler and Ms. Sisco. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence. For example, the Board considered:
•with respect to Mr. Botha, a personal loan that a trust affiliated with Mr. Botha made to Mr. Riccitiello, which has been repaid;
•with respect to Mr. Botha and Ms. Henry, the fact that Mr. Botha serves on the board of directors of Square, Inc., where Ms. Henry serves as an executive officer; and
•with respect to Ms. Sisco, the fact that we purchase products and services in the ordinary course of business from Workday, Inc., where Ms. Sisco serves as an executive officer.
Board Leadership Structure
Our Board is currently chaired by our President and Chief Executive Officer, Mr. Riccitiello. Our Board has also appointed Mr. Botha as lead independent director.
We believe that combining the positions of Chief Executive Officer and Executive Chairman helps to ensure that the Board and management act with a common purpose. Our view is that separating the positions of Chief Executive Officer and Executive Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Executive Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer/Executive Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. We also believe that it is advantageous to have a Executive Chairman with an extensive history with and knowledge of our Company (as is the case with our Chief Executive Officer) as compared to a relatively less informed independent Executive Chairman.
Our Board appointed Mr. Botha as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Executive Chairman: the lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular Board meetings, preside over Board meetings in the absence of the Chair, preside over and establish the agendas for meetings of the independent directors, act as liaison between the Chair and the independent directors, approve information sent to the Board, preside over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed and, as appropriate upon request, act as a liaison to stockholders. In addition, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Executive Chairman, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the Chief Executive Officer’s extensive history with and knowledge of our Company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, we believe that it is advantageous for us to combine the positions of Chief Executive Officer and Executive Chairman.
8.

Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Audit Committee responsibilities also include oversight of cybersecurity risk management, and, to that end, the committee typically meets quarterly with both IT and business personnel responsible for cybersecurity risk management and receives periodic reports from the head of cybersecurity risk management, as well as incidental reports as matters arise. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Meetings of the Board of Directors
Our Board met eight times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were a director or committee member.
Information Regarding Committees of the Board of Directors
Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the year ended December 31, 2020 for each of the standing Board committees:

Director	Audit	Compensation	Nominating and Corporate Governance
Roelof Botha*	X
Mary Schmidt Campbell, Ph.D.			X
Egon Durban		X
David Helgason
Alyssa Henry			X**
Barry Schuler		X**
Robynne Sisco	X**
Luis Felipe Visoso***	X
Total meetings in the year ended December 31, 2020	5	4	2
* Lead Independent Director
** Committee Chairperson
*** Mr. Visoso resigned as a member of our Board and our Audit Committee in April 2021 in connection with his appointment as our Chief Financial Officer.
Below is a description of each standing committee of the Board.
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Audit Committee
Our Audit Committee is currently composed of two directors: Ms. Sisco and Mr. Botha. The Chair of the Audit Committee is Ms. Sisco. Mr. Visoso also served on our Audit Committee from September 2020 until his resignation from our Board in connection with his appointment as our Chief Financial Officer in April 2021. We are permitted to phase-in our compliance
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with the independent audit committee requirements set forth in NYSE rules and relevant SEC rules as follows: (1) one independent member at the time of listing, (2) two members, at least one of whom is independent, within 90 days of listing and (3) three independent members within one year of listing. We intend to comply with the independent audit committee requirements set forth in NYSE rules and relevant SEC rules prior to the end of the one year phase-in period. The Audit Committee met five times during the fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at investors.unity.com.
The primary purpose of our audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of the Audit Committee include:
•helping the Board oversee the Company’s corporate accounting and financial reporting processes;
•managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the Company’s independent registered public accounting firm to audit the Company’s financial statements and the effectiveness of its internal control over financial reporting, when required;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the Company’s interim and year end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related party transactions;
•approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm; and
•preparing the Audit Committee report that the SEC requires in the Company’s annual proxy statement.
Our Board reviews the NYSE listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Section 303A.07(a) of the NYSE Listed Company Manual and Rule 10A-3(b)(1) of the Exchange Act)), and that Mr. Visoso was independent during his time on the committee.
Our Board has determined that Ms. Sisco and Mr. Botha are each an “audit committee financial expert” within the meaning of SEC regulations. Each member of the Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board examined each audit committee member’s scope of experience and the nature of their employment.
Report of the Audit Committee of the Board of Directors(1)
Our Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management of the Company. Our Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Our Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Respectfully submitted by the members of the Audit Committee of the Board.
Robynne Sisco (Chair)
Roelof Botha
Luis Felipe Visoso(2)
____________
(1) The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2) Mr. Visoso resigned as a member of our Board and our Audit Committee in April 2021 in connection with his appointment as our Chief Financial Officer.
Compensation Committee
Our Compensation Committee is composed of two directors: Mr. Schuler and Mr. Durban. The chair of the compensation committee is Mr. Schuler. Our board of directors has determined that each member of our compensation committee is independent under the listing standards of the NYSE, and a “non-employee director” as defined in Rule 16b-3 promulgated
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under the Exchange Act. Our Compensation Committee met four times during the fiscal year. Our Board has adopted a written Compensation Committee charter that is available to stockholders on our website at investors.unity.com.
The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans, and programs, and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our compensation committee include:
•reviewing and recommending to the Board the compensation of the Chief Executive Officer and other executive officers;
•reviewing and recommending to the Board the compensation of the directors;
•administering the Company’s equity incentive plans and other benefit programs; and
•reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for the executive officers and other senior management; and reviewing and establishing general policies relating to compensation and benefits of employees, including the Company’s overall compensation philosophy.
Compensation Committee Processes and Procedures
Typically, our Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the CEO, the Chief People Officer, and the Chief Legal Officer and General Counsel. Our Compensation Committee meets regularly in executive session. However, from time to time, the Compensation Committee may invite to its meetings any director, officer or employee of the Company and such other persons as it deems appropriate in order to carry out its responsibilities.. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or performance. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the compensation and oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration factors prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration those factors prescribed by the SEC and NYSE, our Compensation Committee engaged Compensia Inc. (“Compensia”) as compensation consultants.
During the year ended December 31, 2020, Compensia provided the following services:
•assisted our Compensation Committee in refreshing our executive compensation peer group;
•provided competitive market data based on the compensation peer group for our executive officer positions, as well as broader technology company survey data, and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group and broader technology industry compensate their executives; and
•provided guidance on other compensation topics including, equity design and programs, burn rates and overhang levels, initial public offering equity compensation plans, and ad hoc market data and practices.
Our Compensation Committee typically makes most of the significant adjustments to annual compensation, and determines base salary, bonus and equity awards at one or more meetings held during the first quarter of its fiscal year. However, our Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Our Compensation Committee recommends to the independent members of the Board for determination and approval the compensation and other terms of employment of our Chief Executive Officer and evaluates the Chief Executive Officer's performance in light of relevant corporate performance goals and objectives. For all executives and directors as part of its deliberations, our Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, our stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of
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our Compensation Committee's compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Compensation Committee Interlocks and Insider Participation
During 2020, our Compensation Committee consisted of Barry Schuler and Egon Durban. None of the members of the Compensation Committee are currently or has been at any time one of an officer or employee of the Company. None of the Company’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is composed of two directors: Ms. Henry and Dr. Campbell. The Chair of the Nominating and Corporate Governance Committee is Ms. Henry. Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NYSE. Our Nominating and Corporate Governance Committee met two times during the year ended December 31, 2020. Our Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at investors.unity.com.
Specific responsibilities of the Nominating and Corporate Governance Committee include:
•identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;
•considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board;
•developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and
•overseeing periodic evaluations of the Board’s performance, including committees of the Board.
Our Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate director nominees. In its evaluation of director candidates, the Nominating and Corporate Governance Committee considers the current size and composition, organization, and governance of the Board and the needs of the Board and the respective committees of the Board, as well as a candidate’s potential conflicts of interest or other commitments. Some of the qualifications that the Nominating and Corporate Governance Committee considers include, without limitation, business experience, diversity, professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. Nominees must be of high character and integrity. Members of the Board are expected to prepare for, attend, and participate in all Board and applicable committee meetings. The Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the Company’s and its stockholders’ best interests.
Although we do not maintain a specific policy with respect to board diversity, the Board believes that the Board should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints. Our Nominating and Corporate Governance Committee also considers applicable laws and regulations, such as recently enacted legislation in California which requires exchange-listed companies headquartered in California with boards with six or more members to have a minimum of three women directors by December 31, 2021. After completing its review and evaluation of director candidates, the Nominating and Corporate Governance Committee recommends to the Board the director nominees for selection.
Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders so long as such recommendations comply with the amended and restated certificate of incorporation, amended and restated bylaws, stockholder director recommendation policy and applicable laws, rules and regulations, including those promulgated by the SEC. Our Nominating and Corporate Governance Committee will only evaluate recommendations from a stockholder if such stockholder (i) holds at least 1% of the fully diluted capitalization of the Company continuously for at least 12 months prior to the date of the submission of the recommendation, (ii) is a stockholder of record at the time of such recommendation, (iii) is entitled to vote in the annual meeting of the stockholders and (iv) has otherwise complied with the notice procedures set for the in the Company’s bylaws. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. This process is designed to ensure that our Board includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should deliver a written recommendation to the Corporate Secretary, Unity Software Inc., 30 3rd Street, San Francisco, CA
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94103. To be timely for the 2022 Annual Meeting of Stockholders, nominations must be received by our Secretary observing the same deadlines for stockholder proposals discussed above under “When are stockholder proposals and director nominations due for next year's annual meeting?” Recommendations must include the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of the Company’s capital stock. The recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership.
Stockholder Communications with the Board of Directors
Our relationship with our stockholders is an important part of our corporate governance program. Engaging with stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our webcasts for quarterly earnings releases are open to all. These webcasts are available in real time and are archived on our website for a period of time.
Interested parties wishing to communicate with non-management members of our Board may do so by writing and mailing the correspondence to Corporate Secretary, Unity Software Inc., 30 3rd Street, San Francisco, CA 94103. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner. Our legal department, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our Board, or if none are specified, to the Chair of our Board. Communications are distributed to our Board, or to any individual director as appropriate depending on the facts and circumstances outlined in the communication The purpose of this screening is to allow our Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent directors. Every effort has been made to ensure that the views of stockholders are heard by our Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.
Code of Ethics
We have adopted the Unity Software Inc. Global Code of Conduct and Ethics that applies to all officers, directors and employees. The Global Code of Conduct and Ethics is available on our website at investors.unity.com. If we make any substantive amendments to the Global Code of Conduct and Ethics or grant any waiver from a provision of it to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Corporate Governance Guidelines
Our Board has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. Our Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at investors.unity.com.
Hedging Policy
Our Insider Trading Policy prohibits directors, officers and other employees from engaging in derivatives securities or hedging transactions, including prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset any decrease in the market value of the our securities and the risks associated with holding our common stock. Our Insider Trading Policy also prohibits trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options and other compensatory equity awards issued by us), as well holding our common stock in margin accounts.
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PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee of the Board has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young has audited our financial statements since the year ended December 31, 2018. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm. However, our Audit Committee of the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests for us and our stockholders.
The affirmative vote of the holders of a majority of the voting power of the shares present by remote communication or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Ernst & Young LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the years ended December 31, 2019 and December 31, 2020, by Ernst & Young LLP, the Company’s principal accountant.

	Year Ended (in thousands)
	2020	2019
Audit Fees(1)	$4,211	$1,751
Audit-related Fees	—	—
Tax Fees(2)	98	—
All Other Fees(3)	150	—
Total Fees	$4,459	$1,751

(1)“Audit Fees” consist of fees in connection with the audit of the Company’s annual consolidated financial statements, including audited financial statements presented in its Registration Statement on Form S-1 filed with the SEC in connection with its initial public offering, audited financial statements presented in the Company’s annual report on Form 10-K, review of its quarterly financial statements presented in our quarterly reports on Form 10-Q and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. Included in the 2020 Audit Fees are fees billed in connection with the Company’s initial public offering.
(2) “Tax Fees” consist of fees in connection with tax studies and tax advisory services.
(3) “All Other Fees” consist of fees in connection with permitted advisory services related to key performance indicators.
All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
Our Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OR PROPOSAL 2.
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EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our current executive officers as of April 15, 2021.

Name	Age	Position
John Riccitiello	61	President, Chief Executive Officer and Director
Clive Downie	48	Senior Vice President and General Manager, Consumer
Ralph Hauwert	41	Senior Vice President, Research and Development
Ruth Ann Keene	52	Senior Vice President, Chief Legal Officer, General Counsel and Corporate Secretary
Ingrid Lestiyo	41	Senior Vice President and General Manager, Unity Operate Solutions
Luis Felipe Visoso	52	Senior Vice President and Chief Financial Officer
Marc Whitten	50	Senior Vice President and General Manager, Unity Create Solutions
John Riccitiello. Biographical information for Mr. Riccitiello is included above with the director biographies under the caption “Nominees for Election for a Three-year Term Expiring at the 2024 Annual Meeting.”
Clive Downie. Mr. Downie has served as our Senior Vice President and General Manager, Consumer since February 2021 after serving as our Senior Vice President and Chief Marketing Officer since May 2015. From October 2013 to May 2015, Mr. Downie served as the Chief Operating Officer of Zynga Inc., a social game developer. From October 2012 to October 2013, Mr. Downie served as the Chief Executive Officer of DeNA West, a mobile games developer.
Ralph Hauwert. Mr. Hauwert has served as our Senior Vice President, Research and Development since February 2020 after serving as our Vice President of Platforms for Research and Development from April 2018 to February 2020, as our Director of Development – Head of Platforms/Research and Development from September 2016 to April 2018, as the Director of Development for Research and Development for Unity Technologies ApS, one of our subsidiaries, from July 2015 to September 2016, and as one of the Team Leads and Senior Developers for Unity Technologies ApS from June 2011 to July 2015.
Ruth Ann Keene. Ms. Keene has served as our Senior Vice President, Chief Legal Officer, General Counsel and Corporate Secretary since September 2016. From August 2005 to September 2016, Ms. Keene served in various legal roles, most recently as Vice President, Assistant General Counsel and Assistant Secretary, of Autodesk, Inc., a public 3D design, engineering and entertainment software company. From October 1998 to August 2005, Ms. Keene was an attorney at Morrison & Foerster LLP, an international law firm. Ms. Keene holds a B.A. in history from Cornell University, and a J.D., cum laude, from Cornell Law School.
Ingrid Lestiyo. Ms. Lestiyo has served as our Senior Vice President and General Manager, Unity Operate Solutions since August 2020 after serving as our Senior Vice President and General Manager, Monetization from July 2018 to August 2020, and as our Vice President of Monetization from July 2016 to July 2018. From May 2012 to May 2016, Ms. Lestiyo served as Senior Vice President at Rubicon Project, Inc., an online-advertising technology company. In November 2009, Ms. Lestiyo co-founded Mobsmith, Inc., a mobile advertising platform, and served as its Chief Executive Officer until it was acquired by Rubicon Project, Inc. in May 2012. Ms. Lestiyo holds a B.A. in engineering and an M.Eng. from the University of Cambridge, and an M.B.A. from Harvard Business School.
Luis Felipe Visoso. Mr. Visoso has served as our Senior Vice President and Chief Financial Officer since April 2021. He previously served as a member of our board of directors from September 2020 to April 2021. From July 2020 through March 2021, Mr. Visoso served as Chief Financial Officer of Palo Alto Networks, Inc., a public cybersecurity company. From December 2018 to July 2020, Mr. Visoso served in various roles at Amazon.com, Inc., a public e-commerce marketplace company, including as Chief Financial Officer of Amazon Web Services. From February 2016 to December 2018, Mr. Visoso served as Senior Vice President of Business, Technology and Operations Finance at Cisco Systems, Inc., a public networking company. From January 1993 to February 2016, Mr. Visoso held various roles at The Procter & Gamble Company, a public consumer goods company, including Vice President of Global Business Units—Finance and Accounting. Mr. Visoso holds a B.A. degree in international business and industrial engineering from Monterrey Institute of Technology and Higher Education.
Marc Whitten. Mr. Whitten has served as our Senior Vice President and General Manager, Unity Create since February 2021. From June 2016 to February 2021, Mr. Whitten served as the Vice President, Entertainment Devices and Services at Amazon.com, Inc., a public e-commerce company. From April 2014 to April 2016, Mr. Whitten served as the Chief Product Officer of Sonos, Inc., a public electronics company, and from January 1997 to March 2014 he served in various positions, culminating as the Corporate Vice President and Chief Product Officer, Xbox for Microsoft Corporation, a public technology company. Mr. Whitten holds a B.A. in computer science from the University of North Texas.
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Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

17.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of April 5, 2021 by: (i) each of our directors; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable within 60 days of April 5, 2021 or issuable pursuant to restricted stock units (“RSUs”) that vest within 60 days of April 5, 2021.

	Beneficial Ownership
Name of Beneficial Owner	Shares	%
5% Stockholders
Entities affiliated with Sequoia Capital(1)	57,456,069	20.6%
Entities affiliated with Silver Lake(2)	40,779,493	14.6%
Entities affiliated with D1 Capital Partners Master LP(3)	14,102,931	5.1%
OTEE 2020 ApS(4)	29,514,500	10.6%

Directors and Named Executive Officers
John Riccitiello(5)	8,563,799	3.0%
Ingrid Lestiyo(6)	340,271	*
Ralph Hauwert(7)	218,602	*
Roelof Botha(8)	13,993,834	5.0%
Mary Schmidt Campbell, Ph.D.(9)	1,157	*
Egon Durban(10)	45,648	*
David Helgason(11)	29,514,500	10.6%
Alyssa Henry(12)	23,749	*
Barry Schuler(13)	14,858	*
Robynne Sisco(14)	16,249	*
All directors and executive officers as a group (14 persons) (15)	54,006,721	19.0%

*Represents beneficial ownership of less than 1%.
(1) Consists of (i) 21,410,700 shares of common stock held of record by Sequoia Capital XII, L.P. (“XII”), (ii) 2,288,320 shares of common stock held of record by Sequoia Capital XII Principals Fund, LLC (“XII PF”), (iii) 801,160 shares of common stock held of record by Sequoia Technology Partners XII, L.P. (“STP XII”), (iv) 6,016,318 shares of common stock held of record by Sequoia Capital U.S. Growth Fund VI, L.P. (“GFVI”), (v) 301,354 shares of common stock held of record by Sequoia Capital U.S. Growth VI Principals Fund, L.P. (“GFVI PF”), (vi) 12,290,518 shares of common stock held of record by Sequoia Capital Global Growth Fund, LP (“GGF”), (vii) 356,651 shares of common stock held of record by Sequoia Capital Global Growth Principals Fund, LP (“GGF PF”) and (viii) 13,991,048 shares of common stock held of record by Sequoia Capital Global Growth Fund III – Endurance Partners, L.P. (“GGF III”).
SC US (TTGP), Ltd. is (i) the general partner of SC U.S. Growth VI Management, L.P., which is the general partner of GFVI and GFVI PF (collectively, the “GFVI Funds”), (ii) the general partner of SCGGF Management, L.P., which is the general partner of each of GGF and GGF PF (collectively, the “GGF Funds”), and (iii) the general partner of SCGGF III – Endurance Partners Management, L.P., which is the general partner of GGF III. As a result, SC US (TTGP), Ltd. may be deemed to share voting and dispositive power with respect to the shares held by the GFVI Funds, the GGF Funds, and GGF III. SC XII Management, LLC is the general partner of each of XII and STP XII, and the managing member of XII PF (collectively, the “XII Funds”). As a result, and by virtue of the relationships described in this paragraph, SC XII Management, LLC may be deemed to share beneficial ownership with respect to the shares held by the XII Funds. In addition, the directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to the GGF Funds are Douglas M. Leone and James J. Goetz, and the directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to GGF III are Douglas M. Leone and Roelof Botha, one of our directors. As a result, and by virtue of the relationships described in this paragraph, each such person may be deemed to share voting and dispositive power with respect to the shares held by the XII Funds, the GFVI Funds, the GGF Funds, and GGF III, as applicable. Mr. Botha expressly disclaims beneficial ownership of the shares held by the Sequoia Capital entities, other than those held by GGF III. The address for each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
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(2) This information is as of February 12, 2021 and is based on a Schedule 13G filed with the SEC on February 12, 2021 by Silver Lake Partners IV, L.P. (“SLP IV”), Silver Lake Technology Investors IV (Delaware II), L.P. (“SLTI IV”), SLP Union Aggregator, L.P. (“SLP Union”), SLP Union GP, L.L.C. (“SLP Union GP”), Silver Lake Technology Associates IV, L.P. (“SLTA IV”), SLTA IV (GP), L.L.C. (“SLTA IV GP”) and Silver Lake Group, L.L.C. (“SLG”). SLP IV holds 25,805,254 shares of Common Stock, SLTI IV holds 478,362 shares of Common Stock, SLP Union holds 14,422,668 shares of Common Stock and SLG holds 73,209 shares of Common Stock. The general partner of SLP Union is SLP Union GP. SLTA IV is the general partner of each of SLP IV and SLTI IV and is the managing member of SLP Union GP. The general partner of SLTA IV is SLTA IV GP. The managing member of SLTA IV GP is SLG. The address of each of these entities is 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.
(3) This information is as of December 31, 2020 and is based on a Schedule 13G filed with the SEC on February 16, 2021 by D1 Capital Partners L.P. and Daniel Sundheim. D1 Capital Partners, L.P., as a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3) and as a parent holding company or control person, may be deemed to beneficially own the shares, and each has shared voting power over 14,102,931 of the shares and shared dispositive power over 12,966,567 of the shares. Mr. Sundheim indirectly controls D1 Capital Partners L.P. The address of each of D1 Capital Partners L.P. and Daniel Sundheim is 9 West 57th Street, 36th Floor, New York, New York 10019.
(4) This information is as of September 18, 2020 and is based on a Schedule 13D filed with the SEC on September 29, 2020 by OTTE 2020 ApS (“OTEE”). OTEE is the direct owner of the shares. Mr. Joachim Ante and Mr. David Helgason share investment and voting power over the shares held by OTEE and therefore may be deemed to beneficially own the shares. The address of OTEE is located at the offices of Grant Thornton, Stockholmsgade 45, 2100 Copenhagen O, Denmark. Mr. Ante’s address is Islands Brygge 9, 5, 2300 Copenhagen S, Denmark, and Mr. Helgason’s address is 75 Broadway, Suite 202, San Francisco, California 94111.
(5) Consists of (i) 4,537,360 shares held by Mr. Riccitiello, (ii) 2,792,501 shares subject to options that are exercisable within 60 days of April 5, 2021, all of which will be vested as of such date and (iii) 1,233,938 shares subject to options that are exercisable within 60 days of April 5, 2021, all of which will be vested as of such date held by Mr. Riccitiello’s fiancée.
(6) Consists of (i) 231,871 shares subject to options that are exercisable within 60 days of April 5, 2021, all of which will be vested as of such date and (ii) 108,400 shares held by the Flynn-Lestiyo Living Trust. Ms. Lestiyo is a trustee of the Flynn-Lestiyo Living Trust.
(7) Represents shares subject to options that are exercisable within 60 days of April 5, 2021, all of which will be vested as of such date.
(8) Consists of (i) 2,786 shares held by an estate planning vehicle for the benefit of Mr. Botha and (ii) shares held by certain entities affiliated with Sequoia Capital. See footnote (1) above.
(9) Represents shares issuable pursuant to RSUs that will vest and settle within 60 days of April 5, 2021.
(10) Consists of (i) 44,091 shares held by Mr. Durban and (ii) 1,557 shares held by a trust for the benefit of certain of Mr. Durban’s family members.
(11) Represents shares held by OTEE 2020 ApS of which Mr. Helgason exercises shared voting and investment power.
(12) Represents shares subject to options that are exercisable within 60 days of April 5, 2021, all of which will be vested as of such date.
(13) Represents shares held by the Barry M Schuler TR UA 4/20/18 Barry M Schuler Revocable Trust of which Mr. Schuler is trustee, and of which Mr. Schuler exercises sole voting and investment power.
(14) Represents shares subject to options that are exercisable within 60 days of April 5, 2021, all of which will be vested as of such date.
(15) Consists of (i) 48,275,600 shares beneficially owned by our current executive officers and directors, (ii) 5,729,964 shares subject to options exercisable within 60 days of April 5, 2021, all of which will be vested as of such date and (iii) 1,157 shares issuable pursuant to RSUs that will vest and settle within 60 days of April 5, 2021.
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EXECUTIVE COMPENSATION
The Company’s named executive officers for the year ended December 31, 2020, consisting of the principal executive officer and the next two most highly compensated executive officers, were:
•John Riccitiello, President and Chief Executive Officer;
•Ralph Hauwert, Senior Vice President, Research and Development; and
•Ingrid Lestiyo, Senior Vice President and General Manager, Operate Solutions.
Summary Compensation Table
The following table shows for the years ended December 31, 2020 and December 31, 2019, compensation awarded to or paid to, or earned by, the named executive officers.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total ($)
John Riccitiello President and Chief Executive Officer	2020	$360,014	$11,252,500	$9,905,019	$484,200	$—	$22,001,733
	2019	$360,000	$—	$7,834,553	$255,452	$—	$8,450,005
Ralph Hauwert Senior Vice President, Research and Development	2020	$319,425	$2,406,250	$1,855,481	$287,262	$1,200	$4,869,618
	2019	$288,024	$—	$1,123,392	$86,407	$—	$1,497,823
Ingrid Lestiyo Senior Vice President and General Manager, Unity Operate Solutions	2020	$345,014	$1,718,750	$1,325,344	$348,019	$12,875	$3,750,002
	2019	$337,726	$—	$2,246,785	$211,079	$11,200	$2,806,790

(1)The amounts disclosed represent the aggregate grant date fair value of the restricted stock units and stock options granted to our named executive officers during the relevant fiscal years under our 2019 Plan, computed in accordance with ASC Topic 718 without consideration to the probability of achieving any performances. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 5, 2021. These amounts do not reflect the actual economic value that will be realized by the named executive officers upon the vesting of the restricted stock units or stock options, the exercise of the stock options, or the sale of any common stock acquired under such restricted stock units or stock options.
(2)These amounts consist of 401(k) employer contributions and fitness reimbursements.
Agreements with Our Names Executive Officers
We have entered into offer letters with each of our named executive officers setting forth the terms and conditions of such executive’s employment with us. The offer letters generally provide for at-will employment and set forth the named executive officer’s initial base salary. Each of our named executive officers has executed our standard proprietary information and inventions agreement.
John Riccitiello
In October 2014, we entered into an offer letter agreement with John Riccitiello, our President and Chief Executive Officer. The offer letter originally provided for an annual base salary of $300,000 and an annual cash bonus with a target amount of $100,000 both of which have been increased from time to time by our Board. For 2019, Mr. Riccitiello’s annual base salary was $360,000 and his target bonus was 50% of his base salary through February 2019. His target bonus was increased to 75% of his base salary effective March 1, 2019. As of December 31, 2020, Mr. Riccitiello’s base salary and target bonus were $360,000 and 75% of base salary, respectively. His target annual bonus is based upon the achievement of performance metrics established by our Board and subject to the terms of any bonus plans. Under the terms of his offer letter, we granted Mr. Riccitiello an
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option to purchase 8,500,000 shares of common stock with an exercise price of $1.425 per share, which option was fully vested as of December 31, 2018. In March 2017, we granted Mr. Riccitiello an option to purchase 4,000,000 shares of common stock with an exercise price of $4.03, of which 2.5% vested in March 2018, and 32.5% vest annually thereafter. In April 2019, we granted Mr. Riccitiello an option to purchase 1,210,000 shares of common stock with an exercise price of $11.28, vesting in equal portions over four years. If Mr. Riccitiello is terminated without cause or he resigns due to a Constructive Termination (as defined in his offer letter) that is not in connection with a change in control (as that term is defined in his offer letter), then he will be entitled to (i) accrued compensation, (ii) acceleration of 50% of his then unvested equity awards, (iii) a lump sum payment equal to 12 months of his then current base salary and (iv) up to 12 months of health continuation coverage in the form of COBRA premiums or a taxable lump sum. If Mr. Riccitiello is terminated without cause or he resigns due to a Constructive Termination (as defined in his offer letter) following a change in control, he will be entitled to the benefits described above, except that 100% of the then-unvested portion of any outstanding equity awards will vest and he will also be entitled to 100% of his then target bonus amount. The receipt of any severance benefits due under his offer letter, other than accrued compensation, is subject to Mr. Riccitiello’s execution and delivery of a general release of claims. The offer letter provided for an initial four-year term, with automatic renewal for one-year terms thereafter unless either party provides 90 days’ notice prior to the expiration of the term. See the section titled “Certain Relationships and Related Party Transactions—CEO Loan” for additional information regarding our agreements with Mr. Riccitiello.
Ralph Hauwert
In July 2016, we entered into an offer letter agreement with Ralph Hauwert to serve as Development Director. The offer letter originally provided for an annual base salary of $225,000 and an annual bonus of up to $56,250 based on plan achievement, both of which have been increased from time to time by our Board, including after Mr. Hauwert’s promotion to Senior Vice President, Research and Development. In August 2020, we entered into a confirmatory offer letter with Mr. Hauwert. The confirmatory offer letter has no specific term, provides for at-will employment, and provides that Mr. Hauwert is eligible for severance benefits under the terms of our Senior Executive Severance Plan, the terms of which are described below. As of December 31, 2020, Mr. Hauwert’s annual base salary was $325,000 and he was eligible to receive a discretionary bonus of up to 75% of earned salary during the 2020 fiscal year that was based on a combination of individual and corporate factors.
Ingrid Lestiyo
In June 2016, we entered into an offer letter agreement with Ingrid Lestiyo to serve as our Vice President, Advertising Product Management. The offer letter originally provided for an annual base salary of $250,000 and an annual bonus of up to $100,000 based on plan achievement (prorated for 2016), both of which have been increased from time to time by our Board, including after Ms. Lestiyo’s promotion to Senior Vice President and General Manager, Monetization. In August 2020, we entered into a confirmatory offer letter with Ms. Lestiyo. The confirmatory offer letter has no specific term, provides for at-will employment, and provides that Ms. Lestiyo is eligible for severance benefits under the terms of our Senior Executive Severance Plan, the terms of which are described below. As of December 31, 2020, Ms. Lestiyo’s annual base salary was $345,000 and she was eligible to receive a discretionary bonus of up to 75% of earned salary during the 2020 fiscal year that was based on a combination of individual and corporate factors.
Executive Severance Agreements
Ms. Lestiyo and Mr. Hauwert are participants in the Company’s Senior Executive Severance Plan (the “Senior Executive Plan”). The Senior Executive Plan provides for severance payments and benefits, or severance benefits, in lieu of any severance benefits provided in an employment agreement, offer letter or equity award agreement.
The Senior Executive Plan
Our Senior Executive Plan provides that in the event of a termination for any reason, participants will receive any earned but unpaid salary, unpaid expense reimbursements, accrued but unused vacation or leave entitlement, and any vested benefits under any of our employee benefit plans.
In the event of a Qualified Termination Event (as defined in the Senior Executive Plan), which is generally a termination other than for cause (as defined in the Senior Executive Plan), death or disability, or a resignation for good reason, at any time other than the period beginning three months prior to a change in control (as defined in our 2019 Stock Plan) and ending on the one-year anniversary of a change in control (the “CIC Period”), participants that have been employed for at least one year are entitled to the following benefits subject to execution of a separation agreement and release of claims: (i) six months of base salary, (ii) the participant’s annual target bonus in effect immediately prior to termination, pro-rated for the days of service provided in the year of termination, and (iii) a lump sum cash payment equal to the monthly employer contribution that would have been made to provide health insurance to the participant for six months following the date of termination.
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In the event of a Qualified Termination Event (as defined in the Senior Executive Plan) during a CIC Period, participants that have been employed for at least one year are entitled to the following benefits, subject to execution of a separation agreement and release of claims: (i) 12 months of base salary, (ii) the participant’s annual target bonus in effect immediately prior to termination or, if higher, immediately prior to the change in control, (iii) a lump sum cash payment equal to the monthly employer contribution that would have been made to provide health insurance to the participant for 12 months following the date of termination; and (iv) acceleration of 100% of the then-unvested portion of any option or other equity award as of the later of the date of termination or the change in control.
Outstanding Equity Awards at 2020 Year-End
The following table shows for the year ended December 31, 2020, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price Per Share(1)	Option Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested(3)
John Riccitiello	3/28/2017(4)	2,490,001	1,300,000	$4.03	03/27/2027	—	$—
	4/7/2019(5)	302,500	907,500	$11.28	04/06/2029	—	$—
	6/4/2020(6)	—	—	$—	—	437,500	$67,143,125
	6/4/2020(7)	—	875,000	$19.62	06/03/2030	—	$—
Ralph Hauwert	8/17/2015(8)	89,250	—	$1.71	8/16/2025	—	$—
	3/28/2017(9)	118,186	54,000	$4.03	3/27/2027	—	$—
	3/13/2019(10)	25,000	150,000	$8.95	3/12/2029	—	$—
	3/6/2020(11)	—	—	$—	—	109,375	$16,785,781
	3/6/2020(12)	—	218,750	$17.67	3/5/2030	—	$—
Ingrid Lestiyo	9/28/2016(8)	77,860	—	$3.69	09/27/2026	—	$—
	3/28/2017(13)	74,271	69,792	$4.03	03/27/2027	—	$—
	9/12/2018(14)	24,532	21,875	$7.34	09/11/2028	—	$—
	3/13/2019(15)	50,000	300,000	$8.95	03/12/2029	—	$—
	3/6/2020(11)		—	$—	—	78,125	$11,989,843
	3/6/2020(12)	—	156,250	$17.67	03/05/2030	—	$—

(1) All of the option awards were granted under the 2009 Plan or 2019 Plan and are subject to acceleration of vesting upon certain events.
(2) All RSUs were granted under the 2019 Plan.
(3) This amount reflects the fair market value of our common stock of $153.47 as of December 31, 2020 (the determination of the fair market value by our Board as of the most proximate date) multiplied by the amount shown in the column for the number of shares or units that have not vested.
(4) 2.5% of the total shares subject to the option vested on December 31, 2018 and 32.5% vest on each of December 31, 2019, December 31, 2020 and December 31, 2021, subject to continued service through each applicable vesting date. The total amount of shares originally subject to the option was 4,000,000 and as of December 31, 2020, 2,700,000 of the shares were vested.
(5) 25% of the total shares subject to the option vest on each of December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023, subject to continued service through each applicable vesting date. The total amount of shares originally subject to the option was 1,210,000 and as of December 31, 2020, 302,500 of the shares were vested.
(6) 20% of the total shares subject to the award vest on each of May 25, 2022 and May 25, 2023 and 30% vest on each of May 25, 2024 and May 25, 2025, subject to continued service through each applicable vesting date.
(7) 20% of the total shares subject to the award vest on each of March 31, 2022 and March 31, 2023 and 30% vest on each of March 31, 2024 and March 31, 2025, subject to continued service through each applicable vesting date.
(8) Fully vested.
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(9) Approximately 16% of the total shares subject to the option vested on December 31, 2018, 22% vested on December 31, 2019, 31% vested on each of December 31, 2020 and 31% vest on December 31, 2021, subject to continued service through each applicable vesting date. The total amount of shares originally subject to the option was 174,436 and as of December 31, 2020, 120,436 of the shares were vested.
(10) Approximately 14% of the total shares subject to the option vested on December 31, 2020, 29% vest on December 31, 2021, 43% on December 31, 2022 and 14% vest on December 31, 2023, subject to continued service through each applicable such vesting date. The total amount of shares originally subject to the option was 175,000 and as of December 31, 2020, 25,000 of the shares were vested.
(11) 30% of the total shares subject to the award vest on each of November 25, 2021 and November 25, 2022 and 40% vest on November 25, 2023, subject to continued service through each applicable vesting date.
(12) 30% of the total shares subject to the option vest on each of November 25, 2021 and November 25, 2022 and 40% vest on November 25, 2023, subject to continued service through each such vesting date.
(13) Approximately 13% of the total shares subject to the option vest on each of December 31, 2018 and December 31, 2019, approximately 27% vest on December 31, 2020 and the remainder of the shares subject to the option vest on December 31, 2021, subject to continued service through each applicable vesting date. The total amount of shares originally subject to the option was 150,000 and as of December 31, 2020, 80,208 of the shares were vested.
(14) The shares subject to the option vest in 48 equal monthly installments beginning on the one-month anniversary of September 12, 2018, subject to continued service through each applicable vesting date. The total amount of shares originally subject to the option was 50,000 and as of December 31, 2020, 28,125 of the shares were vested.
(15) Approximately 14% of the total shares subject to the option vest on December 31, 2020 and approximately 28.5% vest on each of December 31, 2021, December 31, 2022 and December 31, 2023, subject to continued service through each applicable vesting date. The total amount of shares originally subject to the option was 350,000 and as of December 31, 2020, 50,000 of the shares were vested.
Cash Incentive Bonus Plan
We have adopted a Cash Incentive Bonus Plan for our executive officers and other eligible employees. Each participant is eligible to receive cash bonuses based on the achievement of certain performance goals, as determined in the sole discretion of the compensation committee of our Board. Each participant’s target award may be a percentage of a participant’s annual base salary as of the beginning or end of a performance period or a fixed dollar amount. To be eligible to earn a bonus under the Cash Incentive Bonus Plan, a participant must be employed by us on the date the bonus is paid.
Other Compensation and Benefits
All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability, and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. We pay the premiums for the life, disability, and accidental death and dismemberment insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers.
Employee 401(k) Plan
U.S. full-time employees qualify for participation in our 401(k) plan, which is intended to qualify as a tax-qualified defined contribution plan under the Internal Revenue Code. Our 401(k) plan provides for a safe harbor employer matching contribution equal to 100% of the first three percent of eligible compensation and 50% of the next two percent of eligible compensation contributed to the plan by an employee. For the years ended December 31, 2018 and 2019, we contributed and expensed $4.0 million and $5.9 million, respectively, to the plan.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2020.

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Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	50,823,754	$8.03	33,456,578
Equity compensation plans not approved by security holders	—	$—	—
Total(2), (3)	50,823,754	$8.03	33,456,578

(1) Includes the following plans: our 2009 Stock Plan, 2019 Stock Plan, 2020 Equity Incentive Plan, and 2020 Employee Stock Purchase Plan.
(2) Excludes 13,676,860 shares and 2,735,372 shares that were added to our 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan, respectively, as a result of automatic annual increases on January 1, 2021.
(3) The shares of common stock underlying any awards that are forfeited, cancelled, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under our 2020 Equity Incentive Plan, 2009 Stock Plan and 2019 Stock Plan will be added back to the shares of common stock available for issuance under our 2020 Equity Incentive Plan. We no longer make grants under our 2009 Stock Plan or our 2019 Stock Plan.
Employee Benefit and Stock Plans
2020 Equity Incentive Plan
We currently grant equity awards under our 2020 Equity Incentive Plan (“2020 Plan”), which was approved by our board of directors and stockholders prior to our initial public offering and became effective in connection with our initial public offering in September 2020. Our 2020 Plan is a successor to, and a continuation of, our 2019 Stock Plan (“2019 Plan”), described below. Since the 2020 Plan has been effective, no further grants can made under our 2019 Plan. As of December 31, 2020, stock options and restricted stock units covering 3,660,057 shares of our common stock were outstanding under our 2020 Plan
Awards. Our 2020 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code, to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, and other forms of awards to employees, directors, and consultants, including employees and consultants of our affiliates.
Authorized Shares. As of December 31, 2020, 28,168,487 shares of our common stock were available for issuance pursuant to the 2020 Plan. In addition, the number of shares of our common stock reserved for issuance under our 2020 Plan automatically increase on January 1st of each calendar year, starting on January 1, 2021 through January 1, 2030, in an amount equal to (i) 5% of the total number of shares of our common stock outstanding on December 31st of the fiscal year before the date of each automatic increase, or (ii) a lesser number of shares determined by our Board prior to the applicable January 1st. The maximum number of shares of our common stock that may be issued upon the exercise of ISOs under our 2020 Plan is 250,874,676 shares.
Shares subject to stock awards granted under our 2020 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under our 2020 Plan. Shares withheld under a stock award to satisfy the exercise, strike, or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under our 2020 Plan. If any shares of our common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (1) because of a failure to meet a contingency or condition required for the vesting of such shares, (2) to satisfy the exercise, strike or purchase price of an award or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under our 2020 Plan. Any shares previously issued which are reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will again become available for issuance under our 2020 Plan.
Plan Administration. Our Board, or a duly authorized committee of our Board, administers our 2020 Plan and is referred to as the “plan administrator” herein. Our Board may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under our 2020 Plan, our Board has the authority to determine award recipients, grant dates, the numbers
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and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of our 2020 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under our 2020 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our Board and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient approved by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft, or money order, past or future services to us, or any other form of legal consideration that may be acceptable to our Board and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.
Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under our 2020 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of common stock or in any other form of payment as determined by our Board and specified in the stock appreciation right agreement.

Performance Awards. Our 2020 Plan permits the grant of performance awards that may be settled in stock, cash, or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the common stock.

The performance goals may be based on any measure of performance selected by the Board. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid by us to such non-employee director, will not exceed $750,000 in total value; provided that such amount will increase to $1,000,000 for the first year for newly appointed or elected non-employee directors.
Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under our 2020 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs, and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
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Corporate Transactions. The following applies to stock awards under our 2020 Plan in the event of a corporate transaction (as defined in our 2020 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.
In the event of a corporate transaction, any stock awards outstanding under our 2020 Plan may be assumed, continued, or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue, or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out, or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of common stock.
Change in Control. Awards granted under our 2020 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined in our 2020 Plan) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.
Plan Amendment or Termination. Our Board has the authority to amend, suspend, or terminate our 2020 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our Board adopts our 2020 Plan. No stock awards may be granted under our 2020 Plan while it is suspended or after it is terminated.
2019 Stock Plan
Our Board adopted our 2019 Plan in September 2019, and our stockholders approved our 2019 Plan in March 2020. The 2019 Plan was terminated in September 2020 upon the adoption of our 2020 Plan, and accordingly, no shares of common stock remain available for future issuance under the 2019 Plan. However, any outstanding awards granted under the 2019 Plan remain outstanding, subject to the terms of our 2019 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms. As of December 31, 2020, stock options and restricted stock units covering 15,097,016 shares of our common stock were outstanding under our 2019 Plan.
Plan Administration. Our Board administers and interprets the provisions of our 2019 Plan. The Board may delegate its authority to a committee of the board. The plan administrator may additionally delegate limited authority to specified officers to grant awards. Under our 2019 Plan, the plan administrator has the authority to, among other things, determine award recipients, the numbers and types of stock awards to be granted, the applicable fair market value, the terms and provisions of each stock award, including the period of their exercisability and the vesting schedule applicable to a stock award; construe and interpret our 2019 Plan and awards granted thereunder; prescribe, amend and rescind rules and regulations for the administration of our 2019 Plan; accelerate continue, extend or defer the vesting of awards; determine whether awards will be settled in cash or shares; and with the consent of materially impacted participants, (i) reduce the exercise price of any outstanding option or stock appreciation right; (ii) cancel, surrender or exchange any outstanding option or stock appreciation right and the grant in substitution therefor of cash, the same type of award or a different award (or combination thereof) covering the same or a different number of shares and/or other valuable consideration, or (iii) any other action that is treated as a repricing under generally accepted accounting principles.
Changes to Capital Structure. In the event of any change in our common stock effected without receipt of consideration by us, whether through merger, consolidation, reorganization, reclassification, reincorporation, recapitalization, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in our capital structure, or in the event of payment of a dividend or distribution to our stockholders in a form other than
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common stock (excepting normal cash dividends) that has a material effect on the fair market value of shares of stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the 2019 Plan, including Returning Shares, and to any outstanding awards, in the ISO share limit.
Change in Control. Upon the occurrence of a Change in Control (as defined in our 2019 Plan), our Board may provide for any one or more of the following without the participant’s consent: (i) the assumption or continuation of the outstanding awards by the surviving corporation or its parent; (ii) the substitution by the surviving corporation or its parent of new awards with substantially equivalent awards for the outstanding awards; (iii) the full or partial acceleration of exercisability or vesting or lapse of awards; or (iv) the settlement of the full value of the outstanding awards (whether or not then vested or exercisable, if approved by our Board) in cash, our common stock or that of the successor entity, or other property of equal fair market value as determined in accordance with the 2019 Plan and which payments may be deferred until the date or dates the award would have become exercisable or vested. A Change in Control under the 2019 Plan is generally defined as one or a series of ownership change events in which our stockholders prior to the transaction do not retain direct or indirect beneficial ownership of more than 50% of the voting power of all of our outstanding securities or a liquidation or dissolution of our company.
2009 Stock Plan
Our Board adopted our 2009 Stock Plan (“2009 Plan”) in September 2009, and our stockholders approved our 2009 Plan in September 2009, as has been amended from time to time. The 2009 Plan was terminated in September 2019, and accordingly, no shares of common stock remain available for the future grant of stock awards under our 2009 Plan. However, any outstanding awards granted under the 2009 Plan remain outstanding, subject to the terms of our 2009 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms. As of December 31, 2020, stock options covering 32,081,835 shares of our common stock were outstanding under our 2009 Plan.
Plan Administration. Our Board administers and interprets the provisions of our 2009 Plan. The Board may delegate its authority to a committee of the board. The plan administrator may additionally delegate limited authority to specified officers to grant awards. Under our 2009 Plan, the plan administrator has the authority to, among other things, determine award recipients, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of their exercisability and the vesting schedule applicable to a stock award; construe and interpret our 2009 Plan and awards granted thereunder; prescribe, amend and rescind rules and regulations for the administration of our 2009 Plan; and accelerate the vesting of awards.
Changes to Capital Structure. In the event of any dividend or other distribution, recapitalization, share split, reverse share split, reorganization, reclassification, reincorporation, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares, or other change in our corporate structure having a material effect on the fair market value of our shares, the plan administrator will adjust the number and class of shares that may be delivered under our 2009 Plan and/or the number, class, and the exercise or purchase price of shares covered by each outstanding award.
Change in Control. Upon the occurrence of a change in control (as defined in our 2009 Plan), awards will terminate unless provision is made for their continuation or assumption. In the event of such termination, the holders of stock options and other awards under our 2009 Plan will still be able, before the change in control, to exercise or convert all portions of such stock options or other awards under the Plan that are then exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the change in control. Any award not assumed or continued nor exercised as of the time of consummation of the change in control will terminate and cease to be outstanding effective as of the time of consummation of the change in control. Notwithstanding any other provision of our 2009 Plan to the contrary, in the event of a change in control, the administrator may, in its sole discretion, take such actions as it deems appropriate to provide for the full or partial acceleration of the exercisability and/or vesting of any or all stock options or other awards or cancel awards in exchange for a payment with respect to each vested share.
2020 Employee Stock Purchase Plan
Our Board adopted our 2020 Employee Stock Purchase Plan (“ESPP”) in August 2020, and our stockholders approved our 2020 ESPP in September 2020.
Share Reserve. As of December 31, 2020, 5,288,091 shares of the Company’s common stock were available for sale under the 2020 ESPP. Additionally, the number of shares of our common stock reserved for issuance under our 2020 ESPP will automatically increase on January 1st of each year, beginning on January 1, 2021 and continuing through and including January 1, 2030, by the lesser of (1) 1% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, (2) 10,576,183 shares of our common stock, or (3) such lesser number of shares of common stock as determined by our Board. Shares subject to purchase rights granted under our 2020 ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our 2020 ESPP.
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Administration. Our Board, or a duly authorized committee thereof, will administer our 2020 ESPP. Our Board has delegated its authority to administer our 2020 ESPP to our Compensation Committee under the terms of the compensation committee’s charter.
Limitations. Our employees, including executive officers, and the employees of any of our designated affiliates, will be eligible to participate in our 2020 ESPP, provided they may have to satisfy one or more of the following service requirements before participating in our 2020 ESPP, as determined by the administrator: (1) customary employment with us or one of our affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our 2020 ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.
Our 2020 ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under our 2020 ESPP.
A participant may not transfer purchase rights under our 2020 ESPP other than by will, the laws of descent and distribution, or as otherwise provided under our 2020 ESPP.
Payroll Deductions. Our 2020 ESPP permits participants to purchase shares of our common stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares. Participation ends automatically upon termination of employment with us.
Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.
Amendment and Termination. Our Board has the authority to amend, suspend, or terminate our 2020 ESPP, at any time and for any reason, provided certain types of amendments will require the approval of our stockholders. Our 2020 ESPP will remain in effect until terminated by our Board in accordance with the terms of our 2020 ESPP.
Non-Employee Director Compensation
The following table shows for the year ended December 31, 2020 certain information with respect to the compensation of all non-employee directors of the Company.

Director	Stock Awards ($)(1)	Total ($)
Roelof Botha	$755,352	$755,352
Mary Schmidt Campbell, Ph.D.	$640,395	$640,395
Egon Durban	$689,104	$689,104
David Helgason	$662,584	$662,584
Alyssa Henry	$728,832	$728,832
Barry Schuler	$728,832	$728,832
Robynne Sisco	$728,832	$728,832
Luis Felipe Visoso(2)	$640,395	$640,395

(1) The amounts disclosed represent the aggregate grant date fair value of the restricted stock units granted to our non-employee directors during 2020 under our 2019 Plan, computed in accordance with ASC Topic 718 without consideration to the probability of achieving any performances. These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the restricted stock units, or the sale of any common stock acquired under such restricted stock units. The amounts reflected in the Stock Awards column from Dr. Campbell and Mr. Visoso relate to
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RSUs granted pursuant to our 2019 Plan on September 5, 2020. The amounts reflected in the Stock Awards column for Mr. Botha, Mr. Durban, Mr. Helgason, Ms. Henry, Mr. Schuler and Ms. Sisco relate to RSUs granted pursuant to our 2019 Plan effective immediately prior to the effectiveness of the registration statement relating to our initial public offering.
(2) Mr. Visoso resigned as a member of our Board and our Audit Committee in April 2021, and all unvested RSUs granted to him on September 5, 2020 were terminated.

The aggregate number of shares subject to option awards and stock awards held by the directors listed in the table above as of December 31, 2020 was as follows:

Director	Number of Shares Subject to Outstanding Options as of December 31, 2020	Number of Shares Subject to Outstanding RSUs as of December 31, 2020
Roelof Botha	—	14,526
Mary Schmidt Campbell, Ph.D.	—	14,231
Egon Durban	—	13,252
David Helgason	—	12,742
Alyssa Henry	130,000	14,016
Barry Schuler	—	14,016
Robynne Sisco	195,000	14,016
Luis Felipe Visoso	—	14,231
Non-Employee Director Compensation Policy
In August 2020, we adopted a non-employee director compensation policy which became effective in connection with our initial public offering. Pursuant to this policy, non-employee directors are eligible to receive the compensation described below.
Annual Grant and Cash Election
At the close of business on the date of each annual meeting of stockholders, each non-employee director will automatically be granted an RSU award covering the number of shares of our common stock equal to (i) $250,000 minus such non-employee director’s Cash Amount (as defined below), if any, divided by (ii) the closing sales price per share of our common stock on the date of the applicable annual meeting. Each annual grant will fully vest on the earlier of (i) the first anniversary of the applicable grant date and (ii) the date of the first annual meeting following the applicable grant date, subject to the non-employee director’s continuous service through the vesting date.
Non-employee directors may elect to receive up to $50,000 of the value of the annual grant in the form of a cash payment (any such amount that is elected is referred to as the “Cash Amount”).
Retainer Grant
At the close of business on the date of each annual meeting of stockholders, each non-employee director will automatically be granted an RSU award covering the number of shares of our common stock equal to (i) the Total Retainer (as defined below) divided by (ii) the closing sales price per share of our common stock on the date of the applicable annual meeting, rounded down to the nearest whole share. Each retainer grant will fully vest on the earlier of (i) the first anniversary of the applicable grant date and (ii) the date of the first annual meeting following the applicable grant date, subject to the non-employee director’s continuous service through the vesting date.
The “Total Retainer” is the sum of the following retainer fees, as applicable with respect to such non-employee director, measured as of the date of the retainer grant:

Committee Chair:	$25,000
Committee Member:	$10,000
Lead Independent Director:	$25,000

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Initial Grant
In addition, under the non-employee director compensation policy each non-employee director elected or appointed to our Board after the completion of our initial public offering will automatically, upon the date of his or her initial election or appointment as a non-employee director (or, if such date is not a business day, the first business day thereafter), be granted an RSU award covering the number of shares of our common stock equal to (i) $400,000 divided by (ii) the closing sales price per share of our common stock on the applicable grant date, rounded down to the nearest whole share. Each initial grant will vest in a series of successive equal quarterly installments over the three-year period measured from the applicable grant date, subject to the non-employee director’s continuous service through each applicable vesting date.
Acceleration
The non-employee director compensation policy provides that for each non-employee director who remains in continuous service with us until immediately prior to the closing of a Change in Control (as defined in the 2020 Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to the non-employee director compensation policy, as well as any other then-outstanding equity awards then held by such non-employee director, and any Cash Amount elected in lieu of a portion of an annual grant, will become fully vested (and in the case of the Cash Amount, payable) immediately prior to the closing of such Change in Control.
Expenses
We will also continue to reimburse each non-employee director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in board and committee meetings.
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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Person Transactions Policy and Procedures
Our Board of Directors adopted a related person transaction policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness. In reviewing and approving any such transactions, our Audit Committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.
Certain Related Person Transactions
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2020 and each currently proposed transaction in which:

•we have been or are to be a participant;
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.
Series E Preferred Stock Financing
In March and April 2020, we sold an aggregate of 6,818,182 shares of our convertible Series E preferred stock at a purchase price of $22.00 per share, for an aggregate purchase price of $150.0 million. The following table summarizes purchases of our convertible Series E preferred stock by related persons:

Stockholder	Shares of Convertible Series E Preferred Stock	Total Convertible Series E Preferred Stock Purchase Price
Entities affiliated with DFJ(1)	519,687	$11,433,114
Entities affiliated with Sequoia Capital(2)	3,719,996	$81,839,912
Entities affiliated with Silver Lake(3)	2,578,499	$56,726,978

(1) Entities affiliated with DFJ holding our securities whose shares are aggregated for purposes of reporting share ownership information are DFJ Growth 2013 Parallel Fund, LLC, DFJ Growth 2013, L.P., DFJ Growth III Parallel Fund, LLC, DFJ Growth III, L.P., DFJ Growth Unity Investors, L.P. Barry Schuler, a member of our Board, is a Partner at DFJ.
(2) Entities affiliated with Sequoia Capital holding our securities whose shares are aggregated for purposes of reporting share ownership information are Sequoia Capital Global Growth Fund III—Endurance Partners, L.P., Sequoia Capital Global Growth Fund, LP, Sequoia Capital Global Growth Principals Fund, LP, Sequoia Capital U.S. Growth Fund VI, L.P., Sequoia Capital U.S. Growth VI Principals Fund, L.P., Sequoia Capital XII, Sequoia Capital XII Principals Fund and Sequoia Technology Partners XII. These entities beneficially own more than 5% of our outstanding capital stock and Roelof Botha, a member of our Board, is a Partner at Sequoia Capital.
(3) Entities affiliated with Silver Lake holding our securities whose shares are aggregated for purposes of reporting share ownership information are Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV (Delaware II), L.P., and
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SLP Union Aggregator, L.P. These entities beneficially own more than 5% of our outstanding capital stock and Egon Durban, a member of our Board, is Co-CEO and a Managing Partner of Silver Lake.
Common Stock Financing
In January 2020, we sold an aggregate of 4,545,455 shares of our common stock at a purchase price of $22.00 per share, for an aggregate purchase price of approximately $100.0 million. The following table summarizes purchases of our common stock by related persons:

Stockholder	Shares of Common Stock	Total Common Stock Purchase Price
Entities affiliated with Sequoia Capital(1)	2,684,621	$59,061,662
Entities affiliated with Silver Lake(2)	1,860,834	$40,938,348

(1) Entities affiliated with Sequoia Capital holding our securities whose shares are aggregated for purposes of reporting share ownership information are Sequoia Capital Global Growth Fund III—Endurance Partners, L.P., Sequoia Capital Global Growth Fund, LP, Sequoia Capital Global Growth Principals Fund, LP, Sequoia Capital U.S. Growth Fund VI, L.P., Sequoia Capital U.S. Growth VI Principals Fund, L.P., Sequoia Capital XII, Sequoia Capital XII Principals Fund and Sequoia Technology Partners XII. These entities beneficially own more than 5% of our outstanding capital stock and Roelof Botha, a member of our Board, is a Partner at Sequoia Capital.
(2) Entities affiliated with Silver Lake with holding our securities whose shares are aggregated for purposes of reporting share ownership information are Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV (Delaware II), L.P., and SLP Union Aggregator, L.P. These entities beneficially own more than 5% of our outstanding capital stock and Egon Durban, a member of our Board, is Co-CEO and a Managing Partner of Silver Lake.
CEO Loan
In December 2014, we loaned John Riccitiello, our President and Chief Executive Officer and a member of our Board, $12.1 million with interest at 1.72%, compounded annually. The loan was made pursuant to a secured partial recourse promissory note, which was amended and restated in October 2016, and was secured by a pledge of 5,656,928 shares held by Mr. Riccitiello and his personal guarantee of 51% of the original principal. The outstanding principal and outstanding interest of approximately $8.9 million was fully repaid to us in June 2020, at which time we terminated the secured partial recourse promissory note.
Investors’ Rights Agreement
We are party to an amended and restated investor rights agreement (“IRA”), with certain holders of its capital stock, including entities affiliated with Sequoia Capital, DFJ, and Silver Lake, which each hold greater than 5% of our outstanding capital stock or are affiliated with members of the Board. The IRA provides the certain holders of our capital stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
Limitations of Liability and Indemnification Matters
Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law allows a corporation to provide that its directors will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to the corporation or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation authorizes the us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses
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incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in connection with any action, proceeding, or investigation. We believe that the amended and restated certificate of incorporation and the amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintains customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against the our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Unity Software Inc. Direct your written request to Investor Relations at ir@unity3d.com or call 1-800-579-1639. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.
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OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Ruth Ann Keene
Ruth Ann Keene
Senior Vice President, Chief Legal Officer, General Counsel and Corporate Secretary

April 28, 2021
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2020 is available without charge upon written request to: Corporate Secretary, Unity Software Inc., 30 3rd Street, San Francisco, CA 94103.

35.

HOW TO VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 16, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/U2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 16, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D49692-P48763

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITY SOFTWARE INC.

The Board of Directors recommends you vote FOR ALL the following nominees:

Vote on Directors

	For All	Withhold All	For All Except
1. To elect each of the Board's three nominees for director named in the accompanying proxy statement, to serve as a Class I member of the Board of Directors until the 2024 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to their earlier death, resignation or removal.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Roelof Botha
02) David Helgason
03) John Riccitiello

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Your proxy holder will also vote on any other business as may properly come before the meeting or any adjournment thereof.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

36.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D49693-P48763

UNITY SOFTWARE INC.
Annual Meeting of Stockholders
June 17, 2021 10:00 AM, Pacific Time
This Proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ruth Ann Keene and Luis Felipe Visoso, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of UNITY SOFTWARE INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 10:00 AM, Pacific Time on June 17, 2021 at www.virtualshareholdermeeting.com/U2021, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

37.